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                                                                    Exhibit 3.44

                            ARTICLES OF INCORPORATION

                                       OF

                             LL HOLDING CORPORATION

     The undersigned, for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts, executes and acknowledges the following Articles of Incorporation.

                                    ARTICLE I
                                    ---------
                                      NAME
                                      ----

     The name of the corporation shall be LL Holding Corporation.

                                   ARTICLE II
                                   ----------
                                REGISTERED OFFICE
                                -----------------

     The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Schreck Morris, 300 South Fourth Street, Suite 1200, Las Vegas, Clark County, Nevada 89101. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

                                   ARTICLE III
                                   -----------
                                  CAPITAL STOCK
                                  -------------

     Section 1. Authorized Shares. The aggregate number of shares which the
                -----------------
corporation shall have authority to issue shall consist of one thousand (1,000) shares of common stock without par value.

     Section 2. Consideration for Shares. The common stock authorized by Section
                ------------------------
I of this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

     Section 3. Assessment of Stock. The capital stock of the corporation, after
                -------------------
the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

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     Section 4. Cumulative Voting For Directors. No stockholder of the
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corporation shall be entitled to cumulative voting of his shares for the election of directors.

     Section 5. Preemptive Rights. No stockholder of the corporation shall have
                -----------------
any preemptive rights.

                                   ARTICLE IV
                                   ----------
                             DIRECTORS AND OFFICERS
                             ----------------------

     Section 1. Number of Directors. The members of the governing board of the
                -------------------
corporation are styled as directors. The board of directors of the corporation shall consist of at least one (1) and not more than ten (10) individuals who shall be elected in such manner as shall be provided in the bylaws of the corporation. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

     Section 2. Initial Directors. The names and post office box or street
                -----------------
addresses of the initial directors constituting the first board of directors, are:

NAME                   ADDRESS
----                   -------

Bernard Goldstein      2200 Corporate Blvd. N.W., Ste. 310
                       Boca Raton, FL 33431

John M. Gallaway       711 Dr. Martin Luther King Blvd.
                       Biloxi, MS 39530

Allan B. Solomon       2200 Corporate Blvd. N.W., Ste. 310
                       Boca Raton, FL 33431

     Section 3. Limitation of Personal Liability. No director or officer of the
                --------------------------------
corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for.

          (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

          (b) The payment of distributions in violation of Nevada Revised Statutes 78,300.

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     Section 4. Payment of Expenses. In addition to any other rights of
                -------------------
indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

     Section 5. Repeal And Conflicts. Any repeal or modification of Sections 3
                --------------------
or 4 above approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 of this Article and any other Article of the corporation's Articles of Incorporation, the terms and provisions of Sections 3 or 4 of this Article shall control. If the Nevada Revised Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such amended laws.

                                    ARTICLE V
                                    ---------
                                  INCORPORATOR
                                  ------------

     The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

NAME                                             ADDRESS
----                                             -------

Ellen Schulhofer, Esq.                           300 S. Fourth Street, Ste. 1200
                                                 Las Vegas, Nevada 89101

     IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 22nd day of November, 1999.


                                                     /s/ Ellen Schulhofer
                                                     ----------------------
                                                     Ellen Schulhofer, Esq.

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